EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Motorola, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-58176) on Form S-3 of Motorola, Inc. and subsidiaries (the Company), which registration statement is incorporated by reference in the registration statement (No. 333-72234) on Form S-3 of the Company, of our report dated January 20, 2004 with respect to the consolidated balance sheets of Motorola, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the annual report on Form 10-K of Motorola, Inc. for the year ended December 31, 2003. Our report on the consolidated financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002.

/s/ KPMG LLP

Chicago, Illinois
August 10, 2004